EXHIBIT 10.1

                                 RuiAn Hospital
                         Agreement to Assign Management

Assignor: RuiAn City Department of Health ("RuAn")

Assignee: Shanghai DeAn Joint Venture ("DeAn")

Scope of Management Assignment: Right to manage the hospital operations, human resources and financials.

Principles of Management Assignment: Provide health care services to the community based on social needs as top priority instead of economic gains. The hospital's organization structure and mission remains unchanged.

Goals of Management Assignment: To improve the hospital organization structure, operations and health care services to satisfy the needs of the community. To elevate the hospital's health care standard equal to the grade 2 general acute care hospital (grade 1 being the highest possible grade) within ten years.
To add at least two medical specialty services to the hospital. To recruit and train a second generation of health care givers and leaders. To complete the first phase of construction of a new hospital before October of 2009.

Term of Management Assignment: 15 years

Rights and responsibilities:

Rights of RuiAn: owns the right to the hospital assets; is responsible for major investments, borrowings, expansions, personnel reassignments and compliance with laws, regulations and inspections; has the right to audit the hospital's operations, health care services and management performance.

Responsibilities of RuiAn: provides guidance and support for operations of the hospital; provides friendly policies for the hospital in purchase of equipments and pharmaceuticals; will facilitate resolutions of disputes arising from operations and management.

Rights of DeAn: has the right to make independent decisions on the operation, personnel and financial matters of the hospital within the laws and regulations; can make decisions on the purchase of medical equipment, pharmaceuticals and medical supplies except that the price cannot be higher than those paid by similar hospitals of the same grade; has the right to the profits of the hospital.

Responsibilities of DeAn: be responsible for the liabilities incurred during management; to improve the quality of health care services of the hospital; to strictly enforce the fee charged to patients for medical services, medications and medical supplies; to protect the assets of the hospital; to protect hospital employees' rights, wages and benefits; to be responsible for the hospital's operation deficits and liabilities; to be responsible for legal disputes of the hospital.

Personnel management:

Personnel relationship: personnel of the hospital will be rehired by DeAn according to need; laid off of existing personnel cannot be more than two per cent and DeAn is responsible to retrain those unqualified existing personnel to qualify for new assignments; DeAn is responsible for terminating all personnel upon expiration of the management assignment; hospital administrator to be nominated by DeAn subject to the approval of and appointment by RuiAn.

Personnel wages and benefits: personnel wages to be determined by applicable employment contracts, if any; for those personnel without employment contracts:

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during the first six months, wages cannot be lower than seventy per cent of existing wages, during the second six months, wages cannot be lower than ninety per cent of existing wages, starting the second year, wages cannot be below the existing wages; retirement benefits, housing allowance, health insurance, workers compensation insurance and unemployment insurance will be enforced in accordance with applicable laws; personnel's performance review and promotion will follow the hospital policy.

New Hospital construction:

Phase I

DeAn oversees the construction; RuiAn to resolve any issue regarding construction.

Construction budget is RMB $25,500,000; any change to the construction requires the approval of RuiAn; RuiAn will fund RMB $9,100,000 in 2008 and RMB $2,000,000 in 2009. The remaining construction balance of RMB $14,400,000 will be borrowed from DeAn; DeAn will loan the construction cost of RMB $14,400,000 based on percentage of completion and transfer the loan proceeds to RuiAn's construction bank account.

Phase II

If there is need for additional construction for expansion, DeAn must obtain approval from RuiAn, which will fund Phase II construction.

Equipment purchase:

RuiAn is responsible for RMB $5,000,000 worth of equipment expenditures and DeAn will fund the RMB $5,000,000 as a loan advance to RuiAn; equipment purchases in excess of RMB $5,000,000 will be the responsibility of DeAn; DeAn has the authority to purchase any equipment that is below RMB $50,000 each, equipment purchases in excess of RMB $50,000 each require the approval of RuiAn.

Repairs and maintenance:

DeAn is responsible for all repairs and maintenance.

Government subsidiary:

The funding of RMB $14,400,000 of the Phase I construction and the RMB $5,000,000 of equipment purchases by DeAn as loan advances will accrue interest at a rate equal to the commercial bank interest rate and to be paid to DeAn annually; at least RMB $5,000,000 of the loan advance will be repaid to DeAn within five years, and the balance of the loan advance of RMB $14,400,000 will be repaid to DeAn before the management assignment expires.

Existing debt and liabilities:

DeAn is responsible for paying off RMB $4,300,000 of the existing debt/liabilities within ten years; RuiAn is responsible for paying off the remaining balance of the existing debt/liabilities of RMB $1,000,000; new debt/liabilities incurred during the management assignment period are the responsibility of DeAn; should the management assignment terminate before expiration, DeAn is responsible for paying off RMB $30,000 in debt/liabilities per year; DeAn cannot use the hospital assets as collateral for a loan; DeAn cannot use the hospital as a guarantor for any reason.

Valuation of government assets at expiration of the management assignment:

Government assets is defined as: the fair value of the hospital assets before management assignment starts, plus capital expenditures by RuiAn (not including interest payments to DeAn for the loan advance), and plus the debt/liabilities paid off by RuiAn during the management assignment period.

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Upon expiration of the management assignment, the fair value of the hospital assets will be determined and subtracted from the value of the government assets (as defined above); any surplus or deficit belongs to DeAn.

Upon expiration of the management assignment, DeAn is responsible for that equipment bought in excess of RMB $50,000 each; the rest of the equipment and medical supplies will be purchased by RuiAn from DeAn at fair value.

Amendments:

Any changes or amendments to the management assignment have to be mutually agreed upon and in writing signed by both RuiAn and DeAn.

During the management assignment period, DeAn has the right to ask for early termination due to huge operation deficits. In case of natural disasters, war, major changes in the environment, or government rules and regulations that render a hardship for DeAn to continue managing the hospital, either DeAn or RuiAn can request early termination of the agreement.

The management assignment agreement may be renewed provided that a request to renew is submitted by DeAn at least three months prior to expiration of the agreement.

Default:

DeAn and RuiAn cannot unilaterally terminate the agreement without the consent of the other. Otherwise, the defaulting party has to pay a fine equal to five per cent of the hospital asset fair value.

Should DeAn not fulfill its duties in managing the hospital or not safeguard the hospital assets, RuiAn can unilaterally terminate the agreement and ask for damages from DeAn.

Should RuiAn not fulfill its obligations, DeAn can ask for damages.

Either party can sue in the local Peoples District Courts for unresolved disputes.

RuiAn City Department of Health
/s/ Zheng Shun Kun                                 Dated: April 23, 2008
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Zheng Shun Kun, Director General

Shanghai DeAn Joint Venture
/s/ Chiu Chan                                      Dated: April 28, 2008
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Chiu Chan, President

RuiAn City Third Peoples Hospital
/s/ Lin Min                                        Dated: April 23, 2008
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Lin Min, Dean